Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on March 23, 2009) pertaining to the 2005 Employee Stock Purchase Plan of NxStage Medical, Inc. of our reports dated March 16, 2009, with respect to the consolidated financial statements of NxStage Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of NxStage Medical, Inc. filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Boston, MA
March 20, 2009